EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE
           FOR THREE AND NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001
                                   (Unaudited)
                        (In thousands, except share data)

                                                      Three Months Ended                  Nine Months Ended
                                                          December 31,                       December 31,
                                                 -----------------------------       -----------------------------
                                                     2002              2001              2002               2001
                                                 -----------       -----------       -----------       -----------
Earnings per common share - basic
Net income                                       $       947       $     1,717       $     2,757       $     3,370
Preferred dividends                                      (49)              (49)             (148)             (148)
                                                 -----------       -----------       -----------       -----------
Net income - basic                               $       898       $     1,668       $     2,609       $     3,222
                                                 -----------       -----------       -----------       -----------

Weighted average common shares
      outstanding - basic                          2,290,354         2,282,153         2,289,786         2,281,431
                                                 -----------       -----------       -----------       -----------

Earning per common share - basic                 $      0.39       $      0.73       $      1.14       $      1.41
                                                 ===========       ===========       ===========       ===========

Earnings per common share - diluted
Net income - basic                               $       898       $     1,668       $     2,609       $     3,222
Impact of potential conversion of
     convertible preferred stock
     to common stock                                      49                49               148               148
                                                 -----------       -----------       -----------       -----------
Net income- diluted                              $       947       $     1,717       $     2,757       $     3,370
                                                 ===========       ===========       ===========       ===========

Weighted average common shares
      outstanding - basic                          2,290,354         2,282,153         2,289,786         2,281,431
Effect of dilutive securities - convertible
      preferred stock                                208,333           208,333           208,333           208,333
Effect of dilutive securities - options               18,671                --            24,068                --
                                                 -----------       -----------       -----------       -----------
Weighted average shares
      outstanding - diluted                        2,517,358         2,490,486         2,522,187         2,489,764
                                                 ===========       ===========       ===========       ===========

Earning per common share-diluted                 $      0.38       $      0.69       $      1.09       $      1.35
                                                 ===========       ===========       ===========       ===========


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